 Exhibit 21.1

List of Subsidiaries

Subsidiary name	Jurisdiction of Incorporation or Organization
Netintact, AB	Sweden
Netintact, PTY	Australia
Procera Networks PTE. LTD.	Singapore
Procera Networks G.K.	Japan